Exhibit 10.47
POPULAR, INC.
2008 PERFORMANCE SHARES AWARD AND AGREEMENT
SECTION 1
Introduction
     Section 1.1. Purpose. Popular, Inc. (the “Corporation”) has established and maintains the 2004 Omnibus Incentive Plan (the “Plan”) to, among others, provide flexibility to the Corporation and its affiliates to attract, retain and motivate their officers, executives and other key employees through the grant of awards and to adjust its compensation practices to the best compensation practices and corporate governance trends as they develop from time to time. The Corporation hereby grants a Performance Shares Award (the “Award”) under the Plan to the following person (the “Grantee”):
Tere Loubriel
SECTION 2
Definitions
     When used in this Award, unless the context clearly requires a different meaning, the following words and terms shall have the meanings set forth below. Terms not otherwise defined herein shall have the meaning ascribed to them in the Plan. Whenever appropriate, words and terms used in the singular shall be deemed to include the plural, and vice versa, and the masculine gender shall be deemed to include the feminine gender.
     Section 2.1. “Affiliate” shall mean any corporation or other form of entity of which the Corporation owns, from time to time, directly or indirectly, 50% or more of the total combined voting power of all classes of stock or other equity interests.
     Section 2.2. “Extraordinary Items” shall mean extraordinary, unusual and/or non-recurring items of income and expenses.
     Section 2.3. “Performance Goal” shall mean:
The Corporation’s simple average 3-year Return on Equity (“ROE”) during the Performance
Cycle.
The 2008 threshold, target and maximum Performance Goals shall be determined by the Plan Administrator and communicated to the Grantee by March 31, 2008. Such Performance Goals may be revised by the Plan Administrator during the Plan Year.
     Section 2.4. “Performance Cycle” shall be the calendar years 2008, 2009 and 2010.

     Section 2.5. “Performance Shares,” shall mean an award in units denominated in the Corporation’s common stock, par value $6.00 per share, the number of such units which may be adjusted over the Performance Cycle based upon the satisfaction of the Performance Goal, pursuant to Article IX of the Plan.
     Section 2.6. “Plan Administrator” shall mean the Compensation Committee of the Board of Directors of the Corporation.
     Section 2.7. “Return on Equity” shall mean the ratio of after-tax net income divided by average shareholder’s equity of a calendar year, excluding the effects of Extraordinary Items.
SECTION 3
Award
     Section 3.1. Performance Shares
The Grantee is hereby granted the Performance Shares Award described below. The Grantee will earn a number of shares of the Corporation’s common stock based on the Corporation’s achievement of the Performance Goal at the end of the Performance Cycle.

2008-2010 Average	Shares of Popular, Inc.
3-year ROE	Common Stock
Below threshold	0
Threshold	6,731 (50% of target)
Target	13,462
Maximum	26,923 (200% of target)

SECTION 4
Payment of Award
     Section 4.1. Performance Shares
(a)	The Performance Shares earned by the Grantee will be determined and delivered to the Grantee as soon as practicable subsequent to the determination of the Corporation’s financial results for the Performance Cycle and approval by the Plan Administrator. The corresponding shares of the Corporation’s common stock will be purchased on the open market.
(b)	For the consequences of the termination of employment with respect to the Performance Shares awarded to the Grantee, which may result in the forfeiture of such Performance Shares, please refer to Article IX of the Plan and to the Prospectus of the Plan. Notwithstanding the terms of Article IX of the Plan, in the event of termination by reason of Approved Retirement during the applicable Performance Cycle, the Grantee shall receive a payment (based on the Corporation’s results during the Performance Cycle) at the end of the Performance Cycle assuming that Grantee had been an active employee during the entire Performance Cycle.
SECTION 5
Tax Considerations
     Section 5.1. Certain Income Tax Considerations. The granting of the Award may have certain income tax considerations to the Grantee, which are generally described in the Prospectus of the Plan.
SECTION 6
Miscellaneous
     Section 6.1 Leave of Absence. The Plan Administrator may establish a method for adjusting the Award of the Grantee if he was on an approved leave of absence during the Performance Cycle and may establish different methods for different forms of leave of absence.
     Section 6.2. The Plan. This Award is subject to the terms of the Plan, a copy of which has been provided to you.
     Section 6.3. Controlling Law. The laws of the Commonwealth of Puerto Rico shall be controlling in all matters relating to this Award.
     Section 6.4. Titles and Captions. Titles and captions in this document are used only for convenience and are not to be used in the interpretation of this Award.
IN WITNESS WHEREOF, Popular, Inc. and the Grantee have executed this Performance Shares Award and Agreement as of the 21st day of February, 2008.

POPULAR, INC.	GRANTEE

/S/ Richard L. Carrión By: Richard L. Carrión	/S/ Tere Loubriel By: Tere Loubriel
Title: Chairman and CEO	Date: February 21, 2008
Date: February 21, 2008

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